Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of up to 898,177 shares of its common stock in exchange for the 3.00% Exchangeable Senior Notes due 2027 issued by SL Green Operating Partnership, L.P. and to the incorporation by reference therein of our reports dated February 16, 2010 with respect to the consolidated financial statements and schedule of SL Green Realty Corp. and the effectiveness of internal control over financial reporting of SL Green Realty Corp., the consolidated financial statements of Rock-Green, Inc., and the consolidated financial statements of 1515 Broadway Realty Corp., each included in SL Green Realty Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and dated February 16, 2010 with respect to the consolidated financial statements and schedule of Reckson Operating Partnership, L.P. included in Reckson Operating Partnership, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

New York, New York
June 17, 2010